Exhibit 99.1

PRESS RELEASE

Dynacq Agrees to Acquire Hospital in Dallas-Ft. Worth Area

HOUSTON—(BUSINESS WIRE)—August 1, 2003—

Dynacq International Inc. (NASDAQ/NM:DYII) announced today that it has signed an Asset Purchase Agreement with Garland Physicians’ Hospital, Ltd. and Leland Medical Centers, Inc. Under the terms of the agreement, Vista Hospital of Dallas, L.P., an affiliate of Dynacq, will purchase a 113-bed acute care general hospital located in Garland, Texas and an adjacent medical office building on 23 acres of land for approximately $6.7 million and the assumption of approximately $2.5 million of liabilities. The agreement contemplates a closing in the next several weeks, subject to the satisfaction of certain terms and conditions.

Dynacq Chairman and CEO, Chiu M. Chan, said, “I am very pleased that we will be able to provide our services in the Dallas-Fort Worth region. There are many patients and fine surgeons in the region who will be able to benefit from this acquisition. We expect this acquisition will be an important step in implementing our strategic growth plan. The Garland hospital will complement our successful facilities located in Houston and Baton Rouge.”

Dynacq International announced recently that net income increased 52% to $6.3 million for the quarter ended May 31, 2003, up from $4.1 million in the comparable quarter in 2002. Dynacq ranked #8 among “The FSB 100, America’s Fastest-Growing Small Companies” in the July/August 2003 issue of Fortune Small Business (“FSB”) magazine.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. More detailed information about factors that may cause actual results to materially differ is contained in the Company’s filings with the Securities and Exchange Commission. The words “looking forward,” “believe,” “expect,” “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that such statements were made. The Company undertakes no obligation to update any forward-looking statements contained in this press release.